Exhibit 99.1

PRESS RELEASE

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Release Date: Immediate

Cytec Announces CFO Intention to Retire

Woodland Park, New Jersey, February 4, 2014 – Cytec Industries Inc. (NYSE:CYT) announced today that David M. Drillock, Vice President and Chief Financial Officer, has announced his intention to retire from Cytec effective December 31, 2014, completing a 36 year career with Cytec and its predecessor. Mr. Drillock announced his retirement early enough for Cytec to ensure an orderly transition. The Company has begun the process to identify a new Chief Financial Officer.

Shane Fleming, Chairman, President and Chief Executive Officer commented, “On behalf of the Board of Directors and the Executive Leadership Team, I would like to thank Dave for his many contributions to Cytec and congratulate him for an outstanding career. Dave is one of the original “pioneers” of Cytec and he played an integral role over Cytec’s first twenty years. He will be leaving us in a strong financial position and with an excellent Finance team. We wish Dave and his wife Susan all the best in the next phase of their lives.”

Mr. Drillock commented, “While I am looking forward to enjoying more time and new adventures with my wife, I am also excited for Cytec as it enters this year with a transformed business portfolio with great growth opportunities, a strong leadership team and outstanding, committed people. Over the course of my career, I have been provided many opportunities and have met so many wonderful people around the world. I will be leaving behind a great company.”

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PRESS RELEASE

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

For more information about Cytec please visit www.cytec.com.

For more information please contact:

Jodi Allen

Investor Relations

Tel: 1.973.357.3283

Jodi.allen@cytec.com

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